Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Announces Record 2019 Investment Activity

Provides 2020 Investment Guidance and Portfolio & Capital Markets Updates

Bloomfield Hills, MI, January 6, 2020 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced a summary of its record investment activity in 2019 and provided acquisition and disposition guidance for 2020. Additionally, the Company provided an update on its portfolio as well as its fourth quarter 2019 capital markets activities.

2019 Investment & Disposition Activities

Total real estate investment activity for 2019, inclusive of acquisition, development, and Partner Capital Solutions projects completed or currently under construction, amounted to a record of $733.8 million. The properties are net leased to 57 industry-leading retail tenants operating across 22 sectors and are located in 40 states.

During the twelve months ended December 31, 2019, the Company acquired 186 retail net lease properties for total acquisition volume of approximately $701.4 million. The acquisitions were completed at a weighted-average capitalization rate of 6.9% and had a weighted-average remaining lease term of 11.7 years. Approximately 76.7% of the annualized base rents acquired during the year are derived from investment grade retail tenants.

Additionally, during the same period, the Company disposed of 16 assets for total gross proceeds of $67.2 million. The dispositions, which served to further diversify and strengthen the Company’s real estate portfolio, were completed at a weighted-average capitalization rate of 7.2%.

Portfolio Update

As of December 31, 2019, no tenant comprised more than 4.9% of total annualized base rents. The portfolio generated 58.2% of annualized base rents from investment grade retail tenants, representing an increase of approximately 680 basis points from December 31, 2018.

Capital Markets Update

In April 2019, the Company commenced a follow-on public offering of 3,162,500 shares of common stock in connection with forward sale agreements (the “April 2019 Forward”). On December 30, 2019, the Company settled the entirety of the April 2019 Forward and received net proceeds of approximately $195.8 million.

During the fourth quarter of 2019, the Company entered into forward sale agreements in connection with its at-the-market equity program to sell an aggregate of 2,003,118 shares of common stock (the “ATM Forward Offerings”) at an average gross price of $73.34 per share. Upon settlement, the ATM Forward Offerings are anticipated to raise net proceeds of approximately $144.7 million after deducting fees and expenses, and making other certain adjustments as provided in the equity distribution agreement. To date, the Company has not received any proceeds from the sale of shares under the ATM Forward Offerings.

On December 5, 2019, the Company entered into a Second Amended and Restated Revolving Credit and Term Loan Agreement to increase its senior unsecured credit facility (the “Credit Facility”) to $600 million. The Credit Facility is comprised of a $500 million unsecured revolving credit facility (the “Revolving Facility”) and $65 million and $35 million unsecured term loans (together, the “Unsecured Term Loans”). The Credit Facility includes an accordion option that allows the Company to request additional lender commitments up to a total of $1.1 billion. The Revolving Facility will mature in January 2024 with options to extend the maturity date to January 2025, and the Unsecured Term Loans will mature in January 2024.

2020 Investment & Disposition Outlook

The Company’s outlook for acquisition volume in 2020, which assumes continued growth in economic activity, positive business trends and other significant assumptions, is between $600 million and $700 million of retail net lease properties. The Company’s disposition guidance for 2020 is between $25 million and $75 million.

CEO Comments

“We are extremely pleased to have completed another historic year of record investment activity. With a growing and dedicated team now in our new state-of-the-art campus, we are well-positioned to continue executing on our operating strategy,” said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. “Our year-end capital markets activities have maintained our fortified balance sheet as we seek to expand upon our differentiated value proposition and continue our mission of building the highest quality omni-channel retail portfolio in the industry.”

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of December 31, 2019, the Company owned and operated a portfolio of 821 properties, located in 46 states and containing approximately 14.6 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

This press release contains certain “forward-looking” statements relating to, among other things, projected financial and operating results. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include but are not limited to factors described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements included in this press release are made as of the date hereof. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations or assumptions.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com. The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices.

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Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

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